Exhibit (a)(1)(vii)

WCI COMMUNITIES, INC. ANNOUNCES AMENDMENT TO EXCHANGE OFFER FOR

4.0% CONTINGENT CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2023

BONITA SPRINGS, Florida, July 22, 2008—WCI Communities, Inc. (“WCI” or the “Company”) (NYSE: WCI) announced today that it has amended the exchange offer commenced on July 8, 2008 for all of its outstanding $125.0 million 4.0% Contingent Convertible Senior Subordinated Notes due 2023 (the “Outstanding Notes”). Pursuant to the terms of the amended exchange offer, the Company offers to exchange a unit, consisting of $1,000 principal amount of new 17.5% senior secured notes due 2012 and a warrant to purchase 33.7392 shares of its common stock, for each $1,000 principal amount of our current Outstanding Notes.

The exchange offer will expire at 12:00 midnight EST on August 4, 2008, unless extended or terminated by the Company. Tendered notes may be withdrawn at any time prior to 12:00 midnight on the expiration date. The Company urges investors and security holders to read its exchange offer materials, including the offering memorandum, Schedule TO and related materials because they contain important information about the exchange offer. Investors and security holders may obtain the offering memorandum and related materials through the exchange agent for the exchange offer, The Bank of New York Mellon Trust Company, N.A., at:

The Bank of New York Mellon Trust Company, N.A.

101 Barclay Street – 7 East

New York, NY 10286

Attention: David Mauer

Telephone: (212) 815-3687

Facsimile: (212) 298-1915

The exchange offer is being made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. No commission or other remuneration will be paid or given, directly or indirectly, by WCI for solicitation of acceptance of the exchange offer.

The consummation of the exchange offer is subject to certain customary conditions, including a 90% minimum tender condition, which means that at least 90% of the aggregate principal amount outstanding of the notes must have been validly tendered and not withdrawn. The exchange offer is also conditioned on the amendment and restatement of the Company’s existing credit facilities and issuance of new second lien notes. No assurances can be given that the Company will be successful in entering into an amendment and restatement of the Company’s existing credit facilities or issuing new second lien notes, in each case on satisfactory terms or at all. Subject to applicable law, WCI may, in its sole discretion, waive any condition applicable to the exchange offer or extend or terminate or otherwise amend the exchange offer.

This news release is neither an offer to sell nor the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. The exchange offer may be made only pursuant to the terms of an offering memorandum, letter of transmittal and related exchange offer materials which are being sent to holders of the Outstanding Notes and have been filed with the Securities and Exchange Commission as part of WCI’s Tender Offer Statement on Schedule TO. Holders of the Outstanding Notes are encouraged to review the offering documents carefully before making any decision with respect to the exchange offer because they contain important information. WCI is not making any recommendation to holders of the Outstanding Notes as to whether they should tender any Outstanding Notes pursuant to the exchange offer. The Schedule TO, the offering memorandum, the letter of transmittal and other related exchange offer documents are available free of charge, at the website of the Securities and Exchange Commission at www.sec.gov. In addition, the Company will provide copies of the Schedule TO and related documents upon request free of charge to holders of its Outstanding Notes.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The Company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The Company currently owns and controls developable land on which the Company plans to build over 15,000 traditional and tower homes.

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For more information about WCI and its residential communities visit

www.wcicommunities.com

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Forward-Looking Statement

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete as a going concern in real estate markets where we conduct business; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to amend its bank agreements and obtain waivers as needed from time to time to obtain covenant relief and to avoid bank defaults during the market downturn; WCI’s ability to maintain or increase historical revenues and profit margins; WCI’s ability to collect contract receivables from buyers purchasing homes as investments; the availability and cost of land in desirable areas in its geographic markets and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; availability of labor and materials and material increases in insurance, labor and material costs; increases in interest rates and availability of mortgage financing; the ability of prospective residential buyers to obtain mortgage financing due to tightening credit markets, appraisal problems or other factors; increases in construction and homeowner insurance and availability of insurance, the continuing negative buyer sentiment and erosion of consumer confidence; the negative impact of claims for contract rescission or increasing cancellation rates by contract purchasers; the negative impact if certain Watermark purchasers elect to rescind their contracts to the extent they are entitled to any rescission rights; adverse legislation or regulations; adverse legal proceedings; the ability to retain employees; changes in generally accepted accounting principles; natural disasters; adverse weather conditions; and changes in general economic, real estate and business conditions and other factors over which the company has little or no control. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.